Exhibit 99.1

Nasdaq Appoints Börje Ekholm to its Board of Directors; Holden

Spaht to Step Down from Board at Year-End

NEW YORK October 26, 2026 — Nasdaq, Inc. (Nasdaq: NDAQ) today announced the appointment of Börje Ekholm to its Board of Directors. Ekholm is the former President and CEO of Ericsson, the former President and CEO of Investor AB, and a previous Chair of the Nasdaq Board of Directors. Ekholm’s appointment is effective as of November 1, 2026 and he will serve as a member of the Audit & Risk Committee. Separately, Nasdaq today announced that Holden Spaht has notified Nasdaq of his decision to resign from the Board, effective December 31, 2026.

“Börje’s return not only brings deep knowledge of Nasdaq’s DNA as a catalyst for market innovation, but also a rare combination of strategic vision and operational discipline, as demonstrated by his successful transformation of Ericsson into a stronger, more competitive organization,” said Adena Friedman, Chair and CEO, Nasdaq. “His global technology expertise and his proven track record of driving innovation and growth will make him a tremendous addition to our Board as we continue to advance our strategic agenda.”

Most recently, Ekholm was the President and CEO of Ericsson, a position he held between January 2017 and September 2026, where he led a turnaround of the company, transforming it into a global leader in 5G and communications technology. Ekholm currently serves as Chair of the Board of Directors of Trimble Inc. (Nasdaq: TRMB), and previous board assignments include Alibaba, Husqvarna, KTH Royal Institute of Technology (Chair), Scania and WM Data (Chair). Ekholm is also a board advisor for Mars, an Advisor to the CEO of Ericsson, and a board member of the Swedish-American Chamber of Commerce New York.

“I am honored to re-join Nasdaq’s Board at such an important time during its strategic evolution,” said Börje Ekholm. “Nasdaq is a leading force across the global capital markets and the broader technology and financial ecosystem, and I look forward to working alongside my fellow directors and the management team to advance Nasdaq’s role as the industry’s transformation partner.”

As Ekholm prepares to join the Board, Holden Spaht will conclude his service at year-end following three years as a director. Spaht joined the Nasdaq Board in November 2023 following the acquisition of Adenza. During his tenure, Nasdaq accelerated its transformation into a leading technology platform for the global financial system, completed the integration of Adenza, achieved its synergy and deleveraging targets ahead of schedule, and raised its medium-term revenue outlook. Nasdaq also maintained its position as the leading U.S. listing exchange, strengthened its anti-financial crime and regulatory technology offerings, and drove sustained growth across its Solutions businesses.

“Nasdaq is an exceptional company with a great board of directors and one of the best CEOs that I’ve had the privilege to work with,” said Holden Spaht. “I am confident that under Adena’s leadership, Nasdaq will continue to advance its position as a leading technology and solutions provider to the global financial system. I am deeply grateful for the experience and proud of what we have accomplished together.”

“On behalf of the entire Board, I want to express my sincere gratitude to Holden for his exceptional service and meaningful contributions during a transformative period for Nasdaq,” said Adena Friedman, Chair and CEO, Nasdaq. “His insights and counsel have been invaluable as we advanced our strategic vision and strengthened our position as the trusted fabric of the global financial system. We wish him the very best in his next chapter.”

About Nasdaq:

Nasdaq (Nasdaq: NDAQ) is a leading technology platform that powers the world’s economies. We architect the infrastructure of the world’s most modern markets, power the innovation economy, and build trust in the financial system. We empower economic opportunity by designing and deploying advanced technology, data, and intelligence solutions that enable our clients to capture opportunities, navigate risk, and strengthen resilience. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on X @Nasdaq, or at www.nasdaq.com.

Nasdaq Media Contact:

David Lurie

+1.914.538.0533

David.Lurie@nasdaq.com

Investor Relations Contact:

Ato Garrett

+1.212.401.8737

Ato.Garrett@Nasdaq.com

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